Exhibit 10.69
November 2, 2009
Mr. Michael Burns
126 Wadsworth Avenue
Santa Monica, CA 90405
RE: Amendment of Employment Agreement
Dear Mr. Burns,
     Reference is hereby made to that certain agreement (the “Agreement”) dated as of December 15, 2008 between Lions Gate Entertainment Corp. (“Lions Gate”) and Michael Burns (“Burns”) with respect to Burns’ employment by Lions Gate. The purpose of this letter agreement is, for good and valuable consideration, to amend certain provisions of the Agreement as follows:
     1. Section 2 of the Agreement is hereby amended and restated, effective immediately, to read in its entirety as follows:
     “2. Term. Burns’ employment term under this Agreement shall commence on September 1, 2006 (the “Effective Date”) and continue through and including September 1, 2013, subject to early termination as provided in this Agreement (the “Term”).”
     2. Section 6 of the Agreement is hereby amended, effective immediately, to include the following Sections 6(h), (i), (j) and (k):
          “(h) Third Grant of Restricted Stock Units. Provided that Burns’ employment hereunder has not previously been terminated for Cause (as defined herein), death, or Disability (as defined herein) or at his own election and subject to regulatory approval, if required, Burns shall be granted, on or about October 9, 2009, a total of 458,036 Restricted Stock Units (“Third RSUs”) according to the following schedule: (i) 229,018 time vesting Third RSUs (the “Third Time Vesting RSUs”); and (ii) 229,018 performance vesting Third RSUs (the “Third Performance Vesting RSUs”); provided, that such grants shall be contingent upon Burns’ execution of the amendment to this Agreement that evidences such grants and shall be effective upon the date on which such amendment is so executed (the “Amendment Date”). Such Third RSUs shall be payable upon vesting in an equal number of common shares to Lions Gate. The foregoing Third RSUs shall be in addition to any Pre-existing Equity.
          (i) Date of Vesting. Subject to Burns’ continued employment hereunder through the relevant vesting date, the Third RSUs shall vest as follows:
          (i) The Third Time Vesting RSUs (229,018 RSUs) shall vest in three (3) equal annual installments with the first such installment vesting on March 31, 2011, the second installment vesting on March 31, 2012 and the last installment vesting on March 31, 2013;
          (ii) The Third Performance Vesting RSUs (229,018 RSUs) shall be eligible to vest in three (3) equal annual installments with the first installment being eligible to vest on March 31, 2011, the second on March 31, 2012, and the third on March 31, 2013 (each, a “Third Performance Vesting Date”); provided, however, that the vesting of the Third RSUs on each such Third Performance Vesting Date shall be subject to annual Company performance targets approved in advance by the Compensation Committee for the twelve (12) month period ending on such Third Performance Vesting Date. The Third Performance Vesting RSUs provided for by this Section 6(i)(ii) shall vest on a sliding scale basis if the Company performance targets have not been fully met for a particular year. For purposes of example only, if seventy five (75) percent of Company targets have been met for a particular year, seventy five (75) percent of the Third Performance Vesting RSUs eligible to vest for that year would vest. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, provide that any or all of the Third Performance Vesting RSUs scheduled to vest on any such Third Performance Vesting Date shall be deemed vested as of such date even if the applicable performance targets are not met. Furthermore, the Compensation Committee may, in its sole discretion, provide that any Third Performance Vesting RSUs scheduled to vest on any such Third Performance Vesting Date that do not vest because the applicable performance targets are not met may vest on any future Third Performance Vesting Date if the performance targets applicable to such Third Performance Vesting Date are exceeded.
          (j) Any and all references to RSUs in Sections 6(c), 6(g), 8(b), 8(c), 12(a) and 12(b) of the Agreement shall include the Third RSUs set forth above, unless the context requires otherwise. Any and all references to the Time Vesting RSUs in Sections 8(b)(i) and 12(b) of this Agreement shall include the Third Time Vesting RSUs, unless the context requires otherwise. Any and all references to the Performance Vesting RSUs in Sections 8(b)(ii) and 12(b) of this Agreement shall include the Third Performance Vesting RSUs, unless the context requires otherwise. Any and all references to the Performance Vesting Date in Sections 8(b)(ii) and 12(b) of the Agreement shall include the Third Performance Vesting Date, unless the context requires otherwise.
          (k) Quarterly Grant. Subject to Burns’ continued employment hereunder through the relevant grant date, and subject to regulatory approval, if required, on the first day following each three (3) month anniversary of the Amendment Date that occurs during the Term (each, a “grant date”), Burns shall be issued a number of the Company’s common shares equivalent to ONE HUNDRED EIGHTY-SEVEN THOUSAND FIVE HUNDRED DOLLARS ($187,500.00), calculated using the closing price (in regular trading) of the Company’s common shares on the last trading day immediately prior to the respective grant date (each a “Quarterly Grant”) and subject in each case to applicable tax withholding. Each Quarterly Grant shall be fully vested upon grant, and the shares subject to such Quarterly Grant shall be issued not more than five (5) business days after the applicable grant date. Notwithstanding the foregoing, subject to Burns’ continued employment hereunder through September 1, 2013 and subject to regulatory approval, if required, on September 1, 2013 Burns shall receive a pro-rata portion of the Quarterly Grant for the period ending on September 1, 2013 based on the period of time elapsed since the immediately preceding Quarterly Grant. For the sake of clarity, any future Quarterly Grants shall be forfeited in the event that this Agreement, and Burns’ employment hereunder, is terminated for any reason prior to September 1, 2013. Additionally for the sake of clarity, any and all references to RSUs in Sections 6(c) and 6(g) of the Agreement shall not include any Quarterly Grant. If shareholder or regulatory approval of any Quarterly Grant is necessary and Lions Gate is unable to obtain such approval for all or any portion of a Quarterly Grant, then Burns shall be entitled to alternative commensurate compensation, the details of which shall be negotiated in good faith.”
     3. Sections 8(c)(i) and 8(c)(ii) of the Agreement are each hereby amended, effective immediately, to change the reference to “September 1, 2011” in each such section to “September 1, 2013.”
     4. Section 12(b) of the Agreement is hereby amended, effective immediately, to change the reference to “September 1, 2011” in such section to “September 1, 2013.”

     Except as specifically amended hereby, the Agreement shall remain in full force and effect without modification. This letter constitutes the entire agreement among the parties with respect to modification of the Agreement and any other matters related thereto, and supersedes all prior negotiations and understandings of the parties in connection therewith.
AGREED AND ACCEPTED:

/s/ Michael Burns MICHAEL BURNS

Date: November 2, 2009

Lions Gate Entertainment Corp.

/s/ Wayne Levin By WAYNE LEVIN
Executive Vice President and General Counsel

Date: November 2, 2009

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